Exhibit 99.1

REALOGY ANNOUNCES PRICING OF ITS $500 MILLION OFFERING OF SENIOR NOTES

MADISON, N.J. (May 26, 2016) — Realogy Holdings Corp. (NYSE: RLGY) (the “Company”) announced today that its indirect, wholly-owned subsidiary, Realogy Group LLC (“Realogy Group”), together with a co-issuer, priced $500 million aggregate principal amount of 4.875% senior notes due 2023 (the “Notes”) at the initial offering price of 99.269% of the principal amount in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is expected to occur on June 1, 2016, subject to customary closing conditions.

The Notes will be guaranteed on an unsecured senior basis by each of Realogy Group’s domestic subsidiaries (other than the co-issuer of the Notes) that is a guarantor under its senior secured credit facilities and its outstanding securities. The Notes will also be guaranteed by the Company on an unsecured senior subordinated basis. The Notes will be effectively subordinated to all of Realogy Group’s existing and future senior secured debt, including its senior secured credit facilities, to the extent of the value of the assets securing such debt.

The Company intends to use a portion of the net proceeds from this offering to reduce outstanding borrowings under its revolving credit facility and the remaining proceeds for general corporate purposes, which may include additional debt transactions. The Company continues to evaluate a potential debt transaction in which the Company would extend the maturity date on its Term Loan B facility and reduce the outstanding principal amount under such facility. There can be no assurances that the Company will be able to complete any such transaction on acceptable terms or at all, and its ability to do so will depend upon numerous factors such as market conditions, many of which are outside the Company’s control.

The Notes and the related guarantees will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Realogy Holdings Corp.

Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising and brokerage with many of the best-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty® and ZipRealty®. Collectively, Realogy’s franchise system members operate approximately 13,600 offices with more than 257,200 independent sales associates conducting business in 110 countries and territories around the world. NRT LLC, Realogy’s company-owned real estate brokerage, is the largest residential brokerage company in the United States, operates under several of Realogy’s brands and also provides related residential real estate services. Realogy also owns Cartus, a prominent worldwide provider of relocation services to corporate and affinity clients, and Title Resource Group (TRG), a leading provider of title, settlement and underwriting services. Realogy is headquartered in Madison, New Jersey.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” relating to the offering of the Notes and the anticipated use of net proceeds therefrom. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering. No assurance can be given that the offering of Notes discussed above will be consummated on the terms described or at all. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Relations Contacts:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Jennifer Halchak

(973) 407-7487

jennifer.halchak@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com